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                                                                     Exhibit 2.4

                        SHARE OFFER AND LOCK-UP AGREEMENT
                                 BY AND BETWEEN
                              GREENHOLD GROUP, INC.
                             (A Florida Corporation)
                                       AND
                                 DNT(TECH), INC.
                             (A Florida Corporation)

         THIS SHARE OFFER AND LOCK-UP AGREEMENT (hereinafter sometimes referred to as the "Agreement"), by and between GREENHOLD GROUP, INC., a Florida corporation (hereinafter sometimes referred to as "GREENHOLD"), and DNT(TECH), INC., a Florida corporation (hereinafter sometimes referred to as "TECH").

         WHEREAS, GREENHOLD and TECH wish to enter into a share offer agreement under the terms and conditions as hereinafter set forth; and

         WHEREAS, the shareholders of TECH are willing to enter into a lock-up agreement pertaining to the disposition of the shares of common stock they will receive in GREENHOLD as a result of the shares to be exchanged;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, receipt of which is hereby acknowledged, it is mutually agreed by and between the parties to this Agreement as follows:

                  ARTICLE I: MANNER AND RATE OF OFFER OF SHARES

         The manner and basis of offering shares of GREENHOLD with the shares of TECH shall be as follows:

         (1) At the effective date of this Agreement, for each share of TECH stock owned by a stockholder, that stockholder shall be offered 1.60 (One hundred and sixty Percent) of a share of stock of GREENHOLD. Fractional shares shall not be issued. If the number of GREENHOLD shares to be received by a stockholder as offered for his or her TECH stock shall result in a fraction of a share being less than 0.50 (for example, a stockholder owning thirty-eight (38) shares of TECH who would receive 15.20 shares of GREENHOLD stock), the shares transferred to that stockholder shall be rounded down to an even number of shares (in the example above, the TECH stockholder would be offered fifteen (15) shares of GREENHOLD stock). If the fractional shares to be offered to the TECH stockholder shall be a fraction of 0.50 or above, that fractional share shall be



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rounded up to the next higher even number of shares (for example, a stockholder owning 32 shares of TECH stock would be offered 12.80 unadjusted shares of GREENHOLD stock, which would be adjusted to 13 shares).

         (2) All shares of GREENHOLD as offered to the stockholders of TECH shall be offered as fully paid and nonassessable shares.

         (3) All shares of GREENHOLD as offered to the stockholders of TECH shall be offered bearing a restrictive legend in substantially the following form:

                  No sale, offer to sell, or transfer of the shares represented by this certificate shall be made unless a registration state-ment under the Federal Securities Act of 1933, as amended, with respect to such shares, is then in effect or an exemp-tion from the registration requirements of said Act is then in fact applicable to said shares.

                           ARTICLE II: EFFECTIVE TIME

         The effective time of this Agreement shall be such time as

         (1) This Agreement has been executed by the parties hereto; and

         (2) All stockholders of both corporations have executed Exhibit "A" attached hereto and incorporated into this Agreement.

                      ARTICLE III: EFFECT OF SHARE OFFERING

         Upon such time as the shares in TECH have been submitted/offered in properly and legally negotiable form to GREENHOLD and shares of GREENHOLD have been offered/issued, as provided herein, to the stockholders of TECH, TECH shall continue to exist as a Florida corporation, being a wholly-owned subsidiary of GREENHOLD. TECH shall continue to be responsible and liable for all the liabilities and obligations as may have existed at the effective date of this Agreement and thereafter.

                         ARTICLE IV: LOCK-UP PROVISIONS

         Upon such time as the stockholders of TECH are entitled to receive their shares of GREENHOLD under the share offering as provided herein, those stockholders hereby agree that the certificates issued on their behalf shall be deposited with Dana M. Gallup, Esq. and retained subject to the following lock-up provisions. Specifically, each such stockholder hereby agrees during the Lock-Up Period, as hereinafter defined, that he or she shall not directly or indirectly take any action designed to, or that may reasonably be expected to cause or result in the stabilization or manipulation of the price of any security




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of GREENHOLD to facilitate the sale or resale of the stock owned by that stockholder; or take any action whatsoever that would be intended as a transfer of that stockholder's share(s) in GREENHOLD in any direct or indirect fashion whatsoever, recognizing that the share certificate is being held under this Agreement by GREENHOLD. In the event that GREENHOLD shall secure the services of an independent transfer agent during the tenure of this Agreement, the stockholder agrees and consents to the entry of stop-transfer instructions with GREENHOLD's transfer agent against the transfer of these shares held by the stockholder, except in compliance with this Agreement.

                        ARTICLE V: LOCK-UP PERIOD DEFINED

         It is agreed and understood by the stockholders who will be entitled to GREENHOLD shares under this Agreement that the Lock-Up Period shall be defined and shall operate as follows:

         (1) During the first twelve (12) months commencing form the Effective Date of this Agreement, there shall be no sale of the shares of GREENHOLD.

         (2) Commencing with the thirteenth (13th) and continuing through the thirty-second (32nd) month, if a stockholder so desires and indicates to Dana M. Gallup, Esq. his or her desire to sell, then Dana M. Gallup, Esq. shall sell on the public market, if such a market exists for this stock, five percent (5%) of the number of shares owned by that stockholder, and shall continue to sell five percent (5%) of those shares each month thereafter until otherwise notified by the stockholder. If a stockholder shall elect, starting with the 13th month, not to have his or her shares sold for a particular month, that stockholder shall notify Dana M. Gallup, Esq. prior to the first (1st) day of the month of sale that the shares are not to be sold, and in such case, a certificate for that five percent (5%) of that stockholder's shares shall be issued and delivered to him or her, as the case may be, on the 5th day of the month following. In the case of any sales of stock, Dana M. Gallup, Esq. shall have the responsibility of disbursing the net sale proceeds (without interest) to the stockholder on the fifth day of the month following.

                          ARTICLE VI: CHANGE OF CONTROL

         If GREENHOLD experiences a change of control, which, for the purpose of this Agreement is defined as a sale of all or substantially all of its assets to another Person (as defined below), or a merger or similar transaction which is effected in such a way that



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GREENHOLD is not the surviving entity or shares of its stock are to be cancelled in exchange for value (for purposes of this Agreement, "Person" shall mean an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, or an unincorporated organization and/or a governmental department or agency), then GREENHOLD agrees to release all shares held under the Lock-Up arrangement and distribute those shares to the owners thereof.

                   ARTICLE VII: REPRESENTATIONS AND WARRANTIES

         Each corporation being a party to this Agreement represents and warrants that it has the full power and authority to enter into this Agreement and likewise, each stockholder executing Exhibit "A" attached hereto represents and warrants that he or she has full power and authority to enter into this Agreement and further agrees to execute any additional documents necessary or desirable in connection with the enforcement hereof.

                           ARTICLE VIII: GOVERNING LAW

         This Agreement is to be construed and enforced under the laws of the State of Florida and the laws of the State of Florida shall govern all issues and questions concerning this Agreement, and the exclusive venue for any action arising under this Agreement shall be Miami-Dade County, Florida.

                          ARTICLE IX: ENTIRE AGREEMENT

         This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof. There are no warranties, representations or other agreements between the parties in connection with the subject matter hereof, except as specifically set forth or referred to herein. No amendment, waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision, nor shall any such waiver constitute a continuing waiver, unless otherwise expressly provided.




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                             ARTICLE X: SEVERABILITY

         In case any provision in this Agreement shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof will not in any way be affected or impaired thereby.

                      ARTICLE XI: THIRD-PARTY BENEFICIARIES

         Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the parties.

                            ARTICLE XII: COUNTERPARTS

         This Agreement may be executed in any number of counterparts, and each counterpart shall constitute an original instrument, but all of which taken together shall constitute only and one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement this 21st day of December, 2000.

ATTEST:                                     GREENHOLD GROUP, INC.



                                            BY:
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SECRETARY                                      PRESIDENT




ATTEST:                                     DNT(TECH), INC.



                                            BY:
--------------------------------               ---------------------------------
SECRETARY                                      PRESIDENT







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                                   EXHIBIT "A"
                          STOCKHOLDERS' CONSENT TO THE
                        SHARE OFFER AND LOCK-UP AGREEMENT
                                 BY AND BETWEEN
                    GREENHOLD GROUP, INC. AND DNT(TECH), INC.

         The following persons, comprising all of the stockholders of the above-referenced corporations, do hereby consent to the above-referenced Agreement dated 21st December, 2000, and agree to abide by its terms and conditions.

         GREENHOLD GROUP, INC.

         Signature of Stockholder & Date of Execution    Number of Shares Owned
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         DNT(TECH), INC.


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